

Mark Bradford (b. 1961)



Mark Bradford has been widely recognized for his exploration of race and identity through groundbreaking collaged abstractions.

INVESTMENT THESIS

Annual Appreciation of Average Hammer Prices

27.1%

Average Hammer Prices



$4.0m
$3.0m
$2.0m
$1.0m
$0.0m
09
14
19

Initial Offering

$2,886,000

Investment Overview

Offering Circular		sec.gov/edgar
Auction History	moderate	14 years
2020 Auction Sales	moderate	$11,219,612
Repeat Sales		view

46% Progress

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DEAL SHEET

WHY WE LIKE THIS PAINTING

- Mark Bradford is one of the most influential American artists working today, best known for his large-scale mixed media collage paintings.
- The Painting is part of a series of large format works that were first shown at the artist's highly acclaimed first solo museum exhibition at the Hammer Museum in 2015.
- The Hammer Museum show delved into political and social issues deeply personal to the artist. Specifically, the 1992 Rodney King Riots, which Bradford witnessed firsthand, and his experiences as a gay man during the 1980s AIDS epidemic. The visual pattern of the Painting is abstracted from images of how the virus appears under a microscope.
- To date, no works from this series have come up for auction, however, works created through a similar process have sold in excess of $3 million. Similar in scale and color palette to the Painting, Speak, Birdman (2018) sold for $6.78 million in May in 2019.
- The artist's top auction record is held by Helter Skelter I (2007), which sold for nearly $12 million in March 2018.
- In 2017, Bradford represented the United States at the 57th Venice Biennale, commonly referred to as "the Olympics of the art world."
- Mark Bradford was one of the 2009 recipients of the prestigious MacArthur Fellowship, more commonly known as the "Genius Grant."

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2020 Auction Sales	2020 Number of Lots Sold
$11,219,612	8

MARK BRADFORD

b. 1961, LOS ANGELES



Acrylic, paper, and string on canvas | 60 × 48 in. (152 × 122 cm.)

Mark Bradford has been widely recognized for his exploration of race and identity through groundbreaking collaged abstractions.

27.1%

ANNUAL APPRECIATION OF AVG. HAMMER PRICES[1]

$2,886,000

INITIAL OFFERING

The Painting was executed exclusively for the San Francisco Museum of Modern Art's Benefit Auction held in 2016. The Painting is part of a series of large format map-inspired works that were first shown at the artist's first solo museum exhibition in Los Angeles. The highly acclaimed show, entitled "Mark Bradford: Scorched Earth," was held at the Hammer Museum in 2015 and featured seven works similar in style to the Painting. According to the Hammer Museum press release, "Scorched Earth" refers to the aftermath of the destruction from 1992 Rodney King Riots, which Bradford experienced first hand. Meanwhile, the visual patterns depicted in the seven aforementioned works were directly inspired by the AIDS virus as seen under a microscope, representing Mark Bradford's abstracted investigation of the body and his relationship to the 1980s. Works from the series are characterized by Bradford's signature technique, whereby he scrapes and excavates layers of paint and paper to reveal hidden layers underneath.

As of September 24, 2021, no works of this series by the artist have come up for auction, however mixed media canvases that are similar in scale and employ a network of negative lines have sold in excess of $3 million at auction: *Scratch Pink* (2018) sold from $3,020,000 on May 16, 2019 and *Speak, Birdman* (2018) sold for $6,776,200 on May 16, 2018. The vibrant color, institutional history of the series, year, scale and execution make the Painting a highly desirable example by Mark Bradford.

In 2017, Mark Bradford represented the United States in the American Pavilion at the 57th Venice Biennale. Notably, Bradford was one of the 2009 recipients of the prestigious MacArthur Fellowship, more commonly known as the "Genius Grant," and he co-founded Art + Practice, a nonprofit foundation for young adults in the Leimert Park neighborhood of Los Angeles. The artist's works are included in important permanent museum collections, such as the Los Angeles County Museum of Art, the Museum of Modern Art in New York, the Tate Gallery in London and the Walker Art Center in Minneapolis. As of September 24, 2021, the artist's top auction records are led by *Helter Skelter I* (2007), which sold for £8,671,500 ($11,979,850) on March 8, 2018, followed by *Helter Skelter II* (2007), which sold for $8,475,250 on May 16, 2019, and *Boreas* (2007), which sold for $7,625,000 on May 17, 2018.

AS OF SEPTEMBER 24, 2021, THE ARTIST'S TOP AUCTION RECORDS ARE LED BY *HELTER SKELTER I* (2007), WHICH SOLD FOR £8,671,500 ($11,979,850) ON MARCH 8, 2018, FOLLOWED BY *HELTER SKELTER II* (2007), WHICH SOLD FOR $8,475,250 ON MAY 16, 2019, AND *BOREAS* (2007), WHICH SOLD FOR $7,625,000 ON MAY 17, 2018.

AVERAGE HAMMER PRICES[2]


$5M
$3.8M
$2.5M
$1.3M
2009
2010
2011
2012
2012
2013
2014
2015
2016
2016
2017
2018
2019
2020

Mark Bradford (b. 1961, Los Angeles) is an American contemporary artist best known for his large-scale mixed media collage paintings. Bradford entered the prestigious California Institute of the Arts (CalArts) program in 1991 with a full scholarship and focused on art theory, while he experimented with photography, video and other media. As a graduate student at CalArts from 1995 to 1997, Bradford concentrated on painting, and the year following graduation, his first solo exhibition, "Floss," was hosted by the San Francisco Art Institute. Bradford's first major body of work, which he began in 2001, incorporated collaged end papers, a material the artist once used to style hair at the salon. Two paintings from the series were included in the travelling group exhibition "Freestyle," organized by the Studio Museum of Harlem, which focused on Black racial identity through the works of 28 contemporary Black artists. Bradford exhibited with the New York gallery Sikkema Jenkins & Co. from 2005 to 2012, with White Cube from 2013 to 2014, and in 2015, agreed to exclusive representation with mega-dealer Hauser and Wirth.



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MARK BRADFORD,



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1. Rising auction market prices for Mark Bradford's paintings: 27.1% CAGR in average prices from the year ending December 31, 2010 to the year ending December 31, 2020. Based on average hammer prices in auction sales of paintings as tracked by ArtPrice, including seven works misclassified by ArtPrice as drawings that were completed on canvas and are recognized as paintings. Hammer prices exclude buyer's premium, sales tax, VAT or artist resale rights. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart includes a summary of average hammer prices for paintings by Mark Bradford based on public records as tracked by ArtPrice, including seven works misclassified by ArtPrice as drawings that were completed on canvas and are recognized as paintings. Between the year ending December 31, 2010 and the year ending December 31, 2020, 72 paintings by Mark Bradford were sold at auction for a total of $132.1 million. From the year ending December 31, 2010 to the year ending December 31, 2020, total auction sales, excluding buyer's premium, have increased by 18.5% annually on average and average hammer prices increased by 27.1% annually on average. The following schedule of annualized appreciation rates dictate the growth in average hammer prices since January 1 of the respective year, and ending on December 31, 2020: 2011, 31.8%; 2012, 31.8%; 2013, 25.3%; 2014, 31.3%; 2015, 15.1%; 2016, 21.8%; 2017, 60.0%; 2018, 3.9%; 2019, 44.8%. This analysis does not include works on paper, prints, editions, multiples or any non-unique works of art by the artist. This analysis also excludes artworks that went "unsold" or were "bought-in" at auction as a result of not meeting the seller's reserve price. The Painting was first sold in 2016 at the San Francisco Museum of Modern Art Benefit Auction. The result of this sale is not tracked by ArtPrice and therefore is not included in this analysis. For the purposes of the chart below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date per ArtPrice. Though we believe this to be a comprehensive list of public auction sales, no definitive object-oriented database is known to Masterworks, and therefore, despite our best efforts the list of objects may be incomplete.